Exhibit 99.4

FOR IMMEDIATE RELEASE

For more information, contact:

Stephanie Johnston

O-I Corporate Communications

(567) 336-7199

stephanie.johnston@o-i.com

Update on O-I Operations in Venezuela

Transition to government management begins

PERRYSBURG, Ohio (October 28, 2010) — In a meeting with the ministry of Science and Technology in Caracas yesterday evening, Owens-Illinois, Inc. (NYSE: OI) was informed of the government’s plans to transition management of the company’s operations to government control. At approximately 9 a.m. today, local time, government officials intend to arrive at O-I’s plants in Los Guayos and Valera to begin the transition process. At this time, no agreement has been reached between the government and the company.

“Although we have not reached an agreement with the government, we will comply with the laws and directives we have been given. The safety and well-being of our employees is of the utmost importance to us,” said Al Stroucken, O-I Chairman and CEO. “Glassmaking is a highly specialized, complex and technical industry, and we are concerned by government plans to manage the operations without having the appropriate level of expertise. We also are concerned about the continuity of supply to customers in critical segments like food and beverage.”

O-I is fully cooperating with the Venezuelan government throughout the transition and remains committed to complying with all laws and regulations, including environmental and safety rules.

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About O-I

Millions of times a day, O-I glass containers deliver many of the world’s best-known consumer products to people all around the world. With the leading position in Europe, North America, Asia Pacific and Latin America, O-I manufactures consumer-preferred, 100-percent recyclable glass containers that enable superior taste, purity, visual appeal and value benefits for our customers’ products. Established in 1903, the company employs more than 24,000 people with 81 plants in 22 countries. In 2009, net sales were $7.1 billion. For more information, visit www.o-i.com.